EXHIBIT 10.1

Turner Valley Oil and Gas, Inc. – Robert Paiva - Contractor Agreement

1.	Engagement
1.1.	Robert Paiva (“Contractor”) is hereby engaged to work as an independent contractor for the acting as Chief Operating Officer for Turner Valley Oil and Gas, Inc. (“Client”).
1.2.	It is intended that Contractor provide the following services to Client:
1.2.1.	To be appointed and act as COO.
1.2.2.	To assist with Client’s operations, acquisition evaluation and closings, expanding business plan and materials.
1.2.3.	It is understood that Contractor will perform all services as an independent contractor of Client.
1.2.4.	Contractor shall not be competent to bind Client to any agreement with a third party or make representations to that effect to any third party without advanced written permission from Client.

2.	Compensation
2.1.	As consideration for Contractor’s services, Client will pay as follows:
2.1.1.	$3,500.00 per month payable as $1,500.00 cash and $2,000.00 in common restricted shares as consideration for first 90 days.
2.1.2.	Shares shall be calculated based on price per share at the end of the month.
2.1.3.	During initial phase, cash will be payable every 30 days from the date of this agreement. However, cash portion will be accrued if needed until bridge capital or initial placement is completed.
2.1.4.	After first 90 days, management will propose a full-time G&A budget to the Board of Directors providing a fair-market compensation package consisting of cash and stock.
2.2.	It is understood that the full amount of compensation issued to Contractor is independent contractor income, and shall be reported as such to the Internal Revenue Service.
2.3.	Client will facilitate the removal of restrictions on stock assigned to Contractor at Client’s expense as soon as the event would be legal and meets regulatory requirements of governing bodies.

3.	Confidential Information
3.1.	Definition. As used herein, Confidential information shall mean any information and data of a confidential or proprietary nature which is disclosed by Client to Contractor, including but not limited to, information with respect to financial information pertaining to the business of Client or its clients, know-how, customer contacts or lists, business process, strategy and marketing of services, products, other technology relating to computer networking, data communications, voice communications and, computing services and financial information related to capital structures, financial statements or any relative information to the business of Client which may be disclosed pursuant to this Agreement.

3.2.	Client may furnish Contractor with public company information which, if not already in the public domain, should be considered privileged insider information. This information that has not already been made public, may not be divulged by Contractor.
3.3.	Client and Contractor will promptly notify the other if it learns of any material misstatements in, or material omissions from, any information previously delivered to Contractor.
3.4.	Additionally, Contractor recognizes that all information about the day-to-day operations of Client, potential business deals, and general business models are to be held in strict confidence. No press release, statements to shareholders, or investment prospectuses shall be issued by Contractor without approval from the Client.
3.5.	Contractor shall maintain confidentiality of all Confidential Information disclosed by Client until five years after this Agreement is terminated..

4.	Effective Date
4.1.	The Effective Date of this Agreement shall be the date stated above the signatures below and shall remain effective for twelve months from the date of the Agreement. This Agreement can also be terminated by either party with 30 days advance written notice.

5.	Expenses
5.1.	Client shall reimburse Contractor for expenses pre-approved in writing, incurred in the performance of work pursuant to this Agreement.

6.	Marketing
6.1.	Contractor may not publicly cite work done for Client under this Agreement for marketing purposes unless approved by the Board of Directors

7.	Notification
7.1.	Any Notice to be given in connection with this Agreement shall be effective upon receipt, shall be made in writing and shall be sufficiently given if personally delivered or if sent by courier or other express mail service, postage prepaid, addressed to the party entitled or required to receive such Notice at the address for each party as follows:
7.1.1.	To: Robert Paiva
7.1.1.1.	Address: -
7.1.1.2.	Email: -
7.1.2.	To: Turner Valley Oil and Gas, Inc. Attention: Steve Helm
7.1.2.1.	Address:1600 West Loop South, Suite 600, Houston, TX 77027
7.1.2.2.	Email: turnervalleyoilandgas@gmail.com

8.	Miscellaneous
8.1.	This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, however, is intended to confer or does confer on any person or entity, other than the parties hereto and their respective successors and permitted assigns any rights not specifically set for in this Agreement.
8.2.	The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.
8.3.	The failure of one party to require performance at any time thereafter shall not constitute a waiver of any breach or default of this Agreement or constitute a waiver of any subsequent breach or default or a waiver of the provision itself.
8.4.	This Agreement incorporates the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understanding regarding the same, whether written or oral.
8.5.	Client shall indemnify and hold Contractor harmless against any losses, claims, damages, expenses or liabilities to which Contractor may become subject in connection with the services contemplated herein and shall reimburse Contractor for any legal or other expenses incurred in connection with investigating, settling or defending any action or claim in connection therewith; provided however, that Client shall not be liable in any such case to the extent that any such loss, claim, damage or liability is found in a final judgment of a court of competent jurisdiction to have resulted from a breach of Contractor obligations to Client in connection with the performance by Contractor of the services pursuant hereto or from Contractor’s gross negligence or willful misfeasance in performing such services. This indemnity agreement shall remain operative and in full force and effect regardless of any termination of this agreement or any investigation made by or on behalf of any of the parties, and shall survive the delivery and payment for a period of three years.
8.6.	This Agreement may not be amended, and no portion hereof may be waived, except in a writing duly executed by the parties.
8.7.	This Agreement shall be governed by the laws of the State of Texas without regard to such State’s rules concerning conflict of laws, and both parties agree that Texas shall be the forum in which any dispute under this contract is governed.
8.8.	The losing party in the event of litigation agrees to pay all arbitration and court costs, reasonable attorney’s fees, and legal interest on any award or judgment in favor of the winning party.